Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD THIRD QUARTER 2021 RESULTS

Third Quarter 2021 Highlights

•Record sales of $459.0 million, compared to third quarter 2020 sales of $351.2 million, an increase of 31%
•Strong organic sales growth in all three Segments; Distribution 30%, Fueling Systems 18%, and Water Systems 11%
•Operating income was $56.6 million, compared to third quarter operating income in 2020 of $48.4 million, an increase of 17%
•GAAP fully diluted earnings per share (EPS) was $0.98, a record for any quarter
•Working capital as a percent of trailing twelve months sales improved 150 basis points to 27.6%

Fort Wayne, IN – October 26, 2021 – Franklin Electric Co. Inc. today announced third quarter 2021 financial results.

Third quarter 2021 sales were $459.0 million, compared to third quarter 2020 sales of $351.2 million. Third quarter 2021 operating income was $56.6 million, compared to third quarter operating income in 2020 of $48.4 million, an increase of 17 percent.

Third quarter 2021 GAAP fully diluted earnings per share (EPS) was $0.98, versus GAAP fully diluted EPS in the third quarter 2020 of $0.82.

“We continued to break records in the third quarter of 2021, as we once again delivered the highest consolidated net sales, operating income, and EPS for any quarter in Franklin’s history. Demand remains strong across the business, with notably strong performance in our Distribution business, which posted impressive year-over-year sales growth of 43 percent. At the same time, our Water Systems and Fueling Systems segments maintained a remarkable pace with sales growing 28 and 18 percent, respectively,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“While supply chain challenges continue throughout the global economy, our team remains focused on managing these on-going challenges to meet our customers’ needs. The integration of recent acquisitions within Water Treatment continues to progress and offers a promising foundation to drive growth in our Global Water business. We look forward to capitalizing on sustained momentum in all of our business segments across the globe and drive value for our shareholders as we execute our strategic plan,” Mr. Sengstack concluded.

Segment Summaries

Water Systems sales, a new record for any quarter, were $260.7 million in the third quarter 2021, an increase of $57.8 million or 28 percent versus the third quarter 2020. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 11 percent compared to the third quarter 2020. Sales of groundwater pumping equipment and sales of both surface pumping and dewatering equipment increased due to strong end market demand. Water Systems operating income in the third quarter was $36.8 million driven by higher sales. Third quarter 2020 Water Systems operating income was $36.6 million.

Distribution sales, a new third quarter record, were $140.2 million in the third quarter 2021. The Distribution segment organic sales increased 30 percent compared to the third quarter of 2020. Revenue growth was driven by broad-based demand in all regions and product categories. The Distribution segment operating income was $12.3 million in the third quarter of 2021 compared to third quarter 2020 operating income of $6.4 million.

Fueling Systems sales, a new record for any quarter, were $81.0 million in the third quarter 2021, an increase of $12.6 million versus the third quarter 2020. Fueling Systems sales in the U.S. and Canada increased by about 27 percent compared to the third quarter 2020. The increase was due to higher demand for Fuel Management and Pumping Systems and Piping. Outside the U.S. and Canada, Fueling Systems revenues decreased by about 1 percent, as sales increases of 11 percent in the rest of the world outside of China were offset by lower sales in China. Fueling Systems operating income in the third quarter was $23.9 million, compared to $18.9 million in the third quarter of 2020, driven by higher sales, as well as favorable geographic and product mix.

Cash Flow

Net cash flows from operating activities for the first nine months of 2021 were $93.9 million versus $133.7 million in the same period in 2020. The decrease was primarily due to higher working capital requirements in support of higher revenues.

2021 Guidance

The Company is raising our most recent full year 2021 earnings per share before restructuring expenses to be in the range from $2.99 to $3.07.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The third quarter 2021 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/g2j853js

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is 6199466.

A replay of the conference call will be available Tuesday, October 26, 2021, at 12:00 noon ET through noon ET on Tuesday, November 2, 2021, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is 6199466.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net sales	$459,019	$351,190	$1,229,345	$926,225
Cost of sales	295,903	226,893	798,444	604,489
Gross profit	163,116	124,297	430,901	321,736
Selling, general, and administrative expenses	106,446	75,472	288,534	223,409
Restructuring expense	76	441	381	2,189
Operating income	56,594	48,384	141,986	96,138
Interest expense	(1,384)	(1,130)	(3,840)	(3,496)
Other income/(expense), net	2,061	(463)	1,531	(1,062)
Foreign exchange income/(expense)	(408)	(140)	(1,654)	(84)
Income before income taxes	56,863	46,651	138,023	91,496
Income tax (benefit)/ expense	10,409	8,076	24,043	17,327
Net income	$46,454	$38,575	$113,980	$74,169
Less: Net (income)/loss attributable to noncontrolling interests	(282)	(203)	(787)	(503)
Net income attributable to Franklin Electric Co., Inc.	$46,172	$38,372	$113,193	$73,666

Income per share:
Basic	$0.99	$0.82	$2.43	$1.58
Diluted	$0.98	$0.82	$2.40	$1.57

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2021	December 31, 2020
ASSETS

Cash and equivalents	$75,952	$130,787
Receivables (net)	218,175	159,827
Inventories	395,531	300,932
Other current assets	38,472	27,708
Total current assets	728,130	619,254

Property, plant, and equipment, net	205,970	209,021
Right-of-use asset, net	36,181	31,954
Goodwill and other assets	575,700	412,078
Total assets	$1,545,981	$1,272,307

LIABILITIES AND EQUITY

Accounts payable	$163,941	$95,903
Accrued expenses and other current liabilities	118,999	94,160
Current lease liability	12,240	11,090
Current maturities of long-term debt and short-term borrowings	106,293	2,551
Total current liabilities	401,473	203,704

Long-term debt	90,527	91,966
Long-term lease liability	24,087	20,866
Income taxes payable non-current	11,610	11,965
Deferred income taxes	27,540	25,671
Employee benefit plans	39,899	44,443
Other long-term liabilities	25,267	23,988

Redeemable noncontrolling interest	(146)	(245)

Total equity	925,724	849,949
Total liabilities and equity	$1,545,981	$1,272,307

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income	$113,980	$74,169
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	32,767	26,917
Non-cash lease expense	9,394	8,478
Share-based compensation	8,921	8,312
Other	1,978	(622)
Changes in assets and liabilities:
Receivables	(57,434)	(5,147)
Inventory	(85,873)	4,322
Accounts payable and accrued expenses	92,214	26,069
Operating leases	(9,394)	(8,478)
Income taxes-U.S. Tax Cuts and Jobs Act	(355)	—
Other	(12,296)	(312)

Net cash flows from operating activities	93,902	133,708

Cash flows from investing activities:
Additions to property, plant, and equipment	(20,274)	(15,239)
Proceeds from sale of property, plant, and equipment	839	28
Acquisitions and investments	(193,987)	(6,089)
Other investing activities	38	(74)

Net cash flows from investing activities	(213,384)	(21,374)

Cash flows from financing activities:
Change in debt	102,395	(20,748)
Proceeds from issuance of common stock	11,390	3,014
Purchases of common stock	(21,138)	(19,091)
Dividends paid	(24,499)	(21,641)

Net cash flows from financing activities	68,148	(58,466)

Effect of exchange rate changes on cash	(3,501)	(3,793)
Net change in cash and equivalents	(54,835)	50,075
Cash and equivalents at beginning of period	130,787	64,405
Cash and equivalents at end of period	$75,952	$114,480

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2021	2020	Change

Net Income attributable to FE Co., Inc. Reported	$46.2	$38.4	20%
Allocated Earnings	$(0.3)	$(0.3)
Earnings for EPS Calculations	$45.9	$38.1	20%

Restructuring (before tax):	$0.1	$0.4

Restructuring, net of tax:	$0.1	$0.3

Earnings Before Restructuring	$46.0	$38.4	20%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2021	2020	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.0	46.6	1%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.98	$0.82	20%

Restructuring Per Share, net of tax	$—	$0.01

Fully Diluted EPS Before Restructuring	$0.98	$0.83	18%

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q3 2020	$111.5	$30.1	$41.8	$19.5	$202.9	$68.4	$98.0	$(18.1)	$351.2
Q3 2021	$157.7	$36.5	$46.9	$19.6	$260.7	$81.0	$140.2	$(22.9)	$459.0
Change	$46.2	$6.4	$5.1	$0.1	$57.8	$12.6	$42.2	$(4.8)	$107.8
% Change	41%	21%	12%	1%	28%	18%	43%		31%

Foreign currency translation	$0.9	$(0.3)	$(0.1)	$0.2	$0.7	$0.4	$—
% Change	1%	(1)%	—%	1%	—%	1%	—%

Acquisitions	$33.7	$—	$—	$0.5	$34.2	$—	$13.2

Volume/Price	$11.6	$6.7	$5.2	$(0.6)	$22.9	$12.2	$29.0
% Change	10%	22%	12%	(3)%	11%	18%	30%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Third Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$36.8	$23.9	$12.3	$(16.4)	$56.6
% Operating Income To Net Sales	14.1%	29.5%	8.8%		12.3%

Restructuring	$0.1	$—	$—	$—	$0.1
Operating Income/(Loss) Before Restructuring	$36.9	$23.9	$12.3	$(16.4)	$56.7
% Operating Income to Net Sales Before Restructuring	14.2%	29.5%	8.8%		12.4%

Operating Income and Margins
(in millions)	For the Third Quarter 2020
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$36.6	$18.9	$6.4	$(13.5)	$48.4
% Operating Income To Net Sales	18.0%	27.6%	6.5%		13.8%

Restructuring	$0.4	$—	$—	$—	$0.4
Operating Income/(Loss) Before Restructuring	$37.0	$18.9	$6.4	$(13.5)	$48.8
% Operating Income to Net Sales Before Restructuring	18.2%	27.6%	6.5%		13.9%